Exhibit 1

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                          SECURITIES PURCHASE AGREEMENT


                                     BETWEEN


                              SPORTSLINE.COM, INC.


                                       AND


                          INTERNET SPORTS NETWORK, INC.


                                DECEMBER 21, 1999

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                                TABLE OF CONTENTS

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ARTICLE I - ISSUANCE AND SALE OF THE SECURITIES...............................1
     1.1      Securities Purchase.............................................1
     1.2      Closing Transactions............................................1

ARTICLE II - CONDITIONS TO CLOSING............................................2
     2.1      Conditions To SPLN's Obligation.................................2
     2.2      Conditions To The Company's Obligations.........................3

ARTICLE III - COVENANTS.......................................................4
     3.1      Affirmative Covenants of the Company............................4
     3.2      Negative Covenants of the Company...............................5

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................8
     4.1      Organization and Corporate Power................................8
     4.2      Authorization of Transactions...................................8
     4.3      Capitalization..................................................9
     4.4      Absence of Conflicts...........................................10
     4.5      Financial Statements...........................................10
     4.6      Absence of Undisclosed Liabilities.............................11
     4.7      Absence of Material Adverse Change.............................11
     4.8      Absence of Certain Developments................................11
     4.9      Title to Properties............................................12
     4.10     Tax Matters....................................................13
     4.11     Litigation; Proceedings........................................13
     4.12     Brokerage......................................................13
     4.13     Governmental Licenses and Permits..............................13
     4.14     Insurance......................................................14
     4.15     Affiliate Transactions.........................................14
     4.16     Compliance With Laws...........................................14
     4.17     Governmental Consent, Etc......................................15
     4.18     Disclosure.....................................................15
     4.19     Exemption From Registration; Restrictions on Offer and Sale
                of Same or Similar Securities................................15
     4.20     Authority Relative to this Agreement...........................15
     4.21     Intangible Rights..............................................16

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF SPLN...........................16
     5.1      Organization and Power.........................................16
     5.2      Authorization..................................................16

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     5.3      No Violation...................................................16
     5.4      Brokerage......................................................16
     5.5      Investment Representations.....................................16

ARTICLE VI - DEFINITIONS.....................................................17

ARTICLE VII - VOTING RIGHTS..................................................20
     7.1      Voting.........................................................20

ARTICLE VIII - REGISTRATION RIGHTS...........................................21
     8.1      Demand Registrations...........................................21
     8.2      Piggyback Registration.........................................24
     8.3      Registration Procedures........................................25
     8.4      Expenses.......................................................26
     8.5      Indemnification and Contribution...............................26
     8.6      Damages........................................................28

ARTICLE IX - ADDITIONAL AGREEMENTS...........................................28
     9.1      Survival.......................................................28
     9.2      Indemnification................................................28
     9.3      Indemnification Procedure......................................29
     9.4      Press Releases and Announcements...............................30
     9.5      Further Transfers..............................................30
     9.6      Specific Performance...........................................31
     9.7      Transfer of Securities.........................................31

ARTICLE X - MISCELLANEOUS  32
     10.1     Amendment and Waiver...........................................32
     10.2     Notices........................................................32
     10.3     Binding Agreement; Assignment..................................33
     10.4     Severability...................................................34
     10.5     No Strict Construction.........................................34
     10.6     Headings; Interpretation.......................................34
     10.7     Entire Agreement...............................................34
     10.8     Counterparts...................................................34
     10.9     Governing Law..................................................34
     10.10    Parties in Interest............................................34

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                                    EXHIBITS

Exhibit A         -        Form of Convertible Note

Exhibit B         -        Form of Warrant

Exhibit C         -        Financial Disclosure

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                                LIST OF SCHEDULES

Schedule 4.1               -        Subsidiaries

Schedule 4.3(a)            -        Company Capitalization Schedule

Schedule 4.7               -        Material Adverse Change

Schedule 4.8               -        Certain Developments

Schedule 4.9               -        Security Interests

Schedule 4.11              -        Litigation; Proceedings

Schedule 4.14              -        D&O Insurance

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                          SECURITIES PURCHASE AGREEMENT

         SECURITIES PURCHASE AGREEMENT (this "Agreement") is made as of December 21, 1999 by and between SportsLine.com, Inc., a Delaware corporation ("SPLN"), and Internet Sports Network, a Florida corporation (the "Company"). Except as otherwise indicated herein, capitalized terms used herein are defined in Article VI hereof.

         Subject to the terms and conditions set forth herein, SPLN desires to purchase from the Company, and the Company desires to issue to SPLN, (a) a Convertible Promissory Note in the principal amount of $5,000,000 (the "Note"), convertible at any time after the date of issuance into shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), under circumstances as described herein; and (b) a warrant (the "Warrant") to purchase at any time after the Closing Date shares of Common Stock under the circumstances as described herein. The Note, Underlying Common Stock, and the Warrant are sometimes referred to herein as the "Securities."

         In consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties hereto agree as follows:


                                    ARTICLE I
                       ISSUANCE AND SALE OF THE SECURITIES

         1.1 Securities Purchase. On the terms and subject to the conditions of this Agreement, at the Closing:

                  (a) The Company shall authorize the issuance and sale to SPLN of the Note having the rights and preferences set forth in Exhibit A attached hereto, which will initially be convertible into an aggregate of 1,722,160 shares of Common Stock. The total purchase price of the Note will be $5,000,000.

                  (b) In consideration of $10.00 and in order to induce the transactions contemplated hereby, the Company shall authorize the issuance and sale to SPLN of the Warrant, having the rights and preferences set forth in Exhibit B attached hereto, initially exercisable to purchase up to an aggregate of 1,033,296 shares of Common Stock at an initial exercise price per share equal to $2.90.

         1.2 Closing Transactions. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Greenberg Traurig, P.A., 1221 Brickell Avenue, Suite 2200, Miami, Florida 33131 immediately after the execution of this Agreement. The Company shall issue and deliver to SPLN, (i) the Note duly registered in the name of SPLN, against payment by SPLN of $5,000,000 and (ii) the Warrant duly registered in the name of SPLN (each of the foregoing are collectively referred to herein as the "Closing Transactions").
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                                   ARTICLE II
                              CONDITIONS TO CLOSING

         2.1 Conditions To SPLN's Obligation. The obligation of SPLN to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

                  (a) the representations and warranties set forth in Article IV hereof and in any writing delivered pursuant hereto are true and correct;

                  (b) except as set forth on Schedule 4.7, since September 30, 1999, there has been no change, circumstance or event which, individually or collectively with each other such change, circumstance or event, has had or which could be expected to have a Material Adverse Effect;

                  (c) all consents and waivers by third parties that are required for the consummation of the transactions contemplated hereby including, without limitation, any consents required pursuant to any leases or subleases and any consents or waivers that are required in order that the transactions contemplated hereby do not constitute a breach of or a default under or a termination or modification any material agreement to which the Company or any of its Subsidiaries is a party or to which any material property of the Company or any of its Subsidiaries is subject, have been obtained on terms reasonably satisfactory to SPLN;

                  (d) all governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby, if any, have been duly made and obtained and all waiting periods have expired on terms reasonably satisfactory to SPLN other than those filings, authorizations or approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect;

                  (e) the Company's board of directors (the "Board of Directors") has taken all such action as is necessary and sufficient to ensure that, effective as of the Closing, the Board of Directors shall be comprised of seven members, including Andrew A. DeFrancesco, Ken Crema, Geoff Ford, Brett Lindros, two individuals designated by SPLN and one vacancy to be filled in accordance with Section 3.2(g) hereof;

                  (f) SPLN has received an opinion, dated the date hereof, of counsel to the Company, which counsel is experienced in transactions of the type contemplated hereby and is reasonably satisfactory to SPLN, in form and substance reasonably satisfactory to SPLN and their counsel;

                  (g) The Company has delivered to SPLN all of the following:

                           (i) an Officer's Certificate of the Company, dated the date hereof, stating that the conditions specified in Sections 2.1(a)-(f) above, inclusive, have been satisfied;

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                           (ii) certified copies of the resolutions of the Board
         of Directors approving the transactions contemplated by this Agreement;

                           (iii) certified copies of the articles of incorporation (the "Articles of Incorporation") and bylaws (the "Bylaws") of the Company as in effect as of the date hereof;

                           (iv) copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions contemplated herein;

                           (v) such other documents or instruments as SPLN may reasonably request to effect the transactions contemplated hereby;

                  (h) all proceedings to be taken by the Company in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents, including customary representations, warranties, covenants, conditions and remedies for breach, required to be delivered by the Company to effect the transactions contemplated hereby are reasonably satisfactory in form and substance to SPLN.

         Any condition to the obligations of SPLN specified in this Section 2.1 may be waived by SPLN in its sole discretion.

         2.2 Conditions To The Company's Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the date hereof:

                  (a) the representations and warranties set forth in Article V hereof and in any writing delivered pursuant hereto are true and correct;

                  (b) all consents and waivers by third parties that are required for the consummation of the transactions contemplated hereby including, without limitation, any consents required pursuant to any leases or subleases or that are required in order that the transactions contemplated hereby do not constitute a breach of or a default under or a termination or modification of any material agreement to which the Company or any of its Subsidiaries is a party or to which any material property of the Company or any of its Subsidiaries is subject, have been obtained on terms reasonably satisfactory to the Company; and

                  (c) all governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby, if any, have been duly made and obtained and all waiting periods have expired on terms reasonably satisfactory to the Company other than those filings, authorizations or approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

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         The conditions specified in this Section 2.2 may be waived by the
Company, in its sole discretion.


                                   ARTICLE III
                                    COVENANTS

         3.1 Affirmative Covenants of the Company. From the date hereof and thereafter (unless otherwise indicated), the Company covenants and agrees that it will and will cause each of its Subsidiaries to:

                  (a) cause all properties owned by the Company or any of its Subsidiaries or used or held for use in the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Board of Directors may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the foregoing shall not prevent the Company from discontinuing the maintenance of any of such properties if such discontinuance is, in the judgment of the Board of Directors, desirable in the conduct of its business or the business of any of its Subsidiaries and is not disadvantageous in any material respect to the Company's shareholders;

                  (b) preserve and keep in full force and effect the corporate existence, rights (charter and statutory), licenses and franchises of the Company and each of its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Company's shareholders; and provided, further, that the foregoing shall not prohibit a sale, transfer or conveyance of a Subsidiary of the Company or any of its assets which is not otherwise prohibited by the terms of this Agreement and is in accordance with the Company's Charter;

                  (c) maintain the books, accounts and records of the Company and its Subsidiaries in accordance with past custom and practice as used in the preparation of the Financial Statements (as defined in Section 4.5) except to the extent permitted or required by GAAP;

                  (d) keep all of its and its Subsidiaries' properties which are of an insurable nature insured with insurers, believed by the Company in good faith to be financially sound and responsible, against loss or damage to the extent that property of similar character is usually so insured by corporations similarly situated and owning like properties (which may include self-insurance, if reasonable and in comparable form to that maintained by companies similarly situated);

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                  (e) comply with all material legal requirements and material contractual obligations applicable to the operations and business of the Company and its Subsidiaries and pay all applicable Taxes as they become due and payable;

                  (f) permit representatives of SPLN and its agents (including its counsel, accountants and consultants) to have reasonable access during business hours to the Company's books, records, facilities, key personnel, officers, directors, customers, independent accountants and legal counsel;

                  (g) assert and enforce all, and shall not (except with Super Majority Board Vote) amend or waive any of the Company's rights under, all agreements between the Company and any of its directors, executive officers and other Affiliates, and shall pursue all remedies available to it with diligence and in good faith in connection with the enforcement of any such rights;

                  (h) at all times file all reports (including annual reports, quarterly reports and the information, documentation and other reports) required to be filed by the Company under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and the Company shall use its best efforts to file each of such reports on a timely basis, and take such further action as any holder or holders of Securities may reasonably request, all to the extent required to enable such holders to sell Securities pursuant to Rule 144 adopted by the SEC under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the SEC and to enable the Company to register securities with the SEC;

                  (i) permit SPLN, to elect two directors to the Board of Directors and to designate one of such directors as an observer to attend each meeting of any committees of the Board of Directors, including each telephonic meeting thereof to the extent that one of such directors is not a member of any such committee;

                  (j) if the Company ceases to be a reporting Company under the Exchange Act or to comply with its reporting obligations thereunder, make available, upon request, to any holder of the Securities, so long as the Securities remain outstanding, the information set forth on Exhibit C attached hereto; and

                  (k) prior to effecting any offering of securities, coverage for liabilities in respect of which offering is not included under the Company's director and officer liability insurance policies, the Company shall purchase an endorsement or an additional policy of insurance reasonably satisfactory to SPLN, providing for such coverage in respect of such offering.

         3.2 Negative Covenants of the Company. From the date hereof and thereafter (unless otherwise indicated), the Company agrees that it will not, and will cause each of its Subsidiaries not to:

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                  (a) (A) except for a sale of Common Stock pursuant to an
underwritten public offering registered pursuant to the Securities Act, issue or sell or otherwise transfer for consideration (an "Issuance") Stock of the Company unless, at least 30 days and not more than 60 days prior to such Issuance, the Company notifies SPLN in writing of the Issuance (including the price, the purchaser(s) thereof and the other terms thereof) and grants to SPLN the right (the "Right") to subscribe for and purchase such additional shares or other securities so issued at the same price and on the same terms (except as set forth in paragraph (B) below) as issued in the Issuance such that, after giving effect to the Issuance and exercise of the Right, the Securities owned by SPLN (after giving effect to the conversion or exercise thereof) shall represent the same percentage of the outstanding Common Stock (including, for purposes of this calculation, all Common Stock and assuming the issuance of Common Stock upon conversion, exchange or exercise of any security so convertible, exchangeable or exercisable issued in the Issuance or subject to the Right) as was owned by SPLN prior to the Issuance, or such lesser amount designated by SPLN. The Right may be exercised by SPLN at any time by written notice to the Company received by the Company within 20 days after receipt of notice by SPLN from the Company of the Issuance. The closing of the purchase and sale pursuant to the exercise of the Right shall occur at least 5 days after the Company receives notice of the exercise of the Right and concurrently with the closing of the Issuance. Notwithstanding the foregoing, the Right shall not apply to (i) issuances of Common Stock (or securities convertible into or exchangeable for, or options to purchase, Common Stock), pro rata to all holders of Common Stock, as a dividend on, subdivision of, or other distribution in respect of, the Common Stock, (ii) issuances of Common Stock upon exercise or conversion of options, warrants and other rights to acquire Common Stock outstanding on the date hereof, in each case issued in accordance with the terms thereof as in effect on the date hereof, and (iii) issuances of Common Stock pursuant to the terms approved by a Super Majority Board Vote in connection with the acquisition of interests in another company or business as contemplated by paragraph (d) or
(h) below (irrespective of whether such paragraph (h) would require a Super Majority Board Vote).

                  (B) Notwithstanding the foregoing, if an Issuance is in connection with an Acquisition (as defined in paragraph (h) below), SPLN shall pay cash to the Company in payment for the additional shares or securities to be purchased by SPLN upon exercise of its Right and price of the shares or securities so purchased shall be the lesser of (i) the value therefor indicated in such Acquisition and (ii) the Fair Market Value of such shares or securities;

                  (b) without a Super Majority Board Vote, enter into any transaction or series of transactions with any stockholder, director, officer, employee or Affiliate which would require disclosure pursuant to Rule 404 of Regulation S-K under the Securities Act;

                  (c) except as expressly contemplated by this Agreement, authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of, (i) any notes or debt securities containing equity features or issued with capital stock (including, without limitation, any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participation features), (ii) any capital stock or other equity securities (or any

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securities convertible into or exchangeable for any capital stock or other equity securities) or issue any Stock which votes generally in the election of the Company's directors, or (iii) stock appreciation rights or phantom stock rights;

                  (d) without a Super Majority Board Vote, merge or consolidate with any Person or, except as permitted by subparagraph (h) below, permit any Subsidiary to merge or consolidate with any Person (other than a wholly-owned Subsidiary);

                  (e) without a Super Majority Board Vote, sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, assets of the Company and its Subsidiaries, in one transaction or series of related transactions involving aggregate value (computed on the basis of book value, determined in accordance with GAAP consistently applied, or fair market value, determined by the Board of Directors in its reasonable good faith judgment) or consideration in excess of $2,000,000 in any transaction or series of related transactions (other than sales of inventory in the ordinary course of business);

                  (f) without a Super Majority Board Vote, liquidate, dissolve or effect a recapitalization or reorganization of the Company in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes);

                  (g) without a Super Majority Board Vote, create or fill any vacancy on the Board of Directors; provided that, upon the resignation of Geoff Ford and Brett Lindros, this section 3.2(g) shall not apply to the appointment of Rocco Rossi, Dean Gilbert and Greg O'Hara to fill the current vacancy and the vacancies caused by such resignations on the Board of Directors;

                  (h) without a Super Majority Board Vote, acquire, or permit any Subsidiary to acquire, any interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise), or enter into any joint venture (collectively, an "Acquisition"), involving an aggregate consideration (including, without limitation, the assumption of liabilities whether direct or indirect and valuing any Common Stock issued as consideration at the Fair Market Value thereof determined on the date of issuance thereof) exceeding $2,500,000 in any one transaction or series of related transactions or exceeding $5,000,000 in any twelve-month period;

                  (i) effect, permit or suffer to occur or take any steps to cause a Fundamental Change. For purposes hereof "Fundamental Change" means (i) any sale or transfer of more than 40% of the assets of the Company and its Subsidiaries on a consolidated basis (measured either by book value in accordance with GAAP consistently applied or by fair market value determined in the reasonable good faith judgment of the Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business) and (ii) any merger or consolidation to which the Company is a party; or

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                  (j) without a Super Majority Board Vote, amend the Company's
Articles of Incorporation or Bylaws in any manner which (i) adversely affects the exculpation or indemnification of directors of the Company, or (ii) affects the number, qualifications, election or removal, of directors of the Company.

         For purposes hereof, a "Super Majority Board Vote" means approval at a meeting of the Board of Directors by a vote of at least 85% of each of the directors then serving on the Board of Directors excluding for purposes of subparagraph (b) a director interested in the subject matter of such approval.


                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         As a material inducement to SPLN to enter into this Agreement, the Company hereby represents and warrants to SPLN that:

         4.1 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is qualified to do business in every jurisdiction in which the ownership of its property or conduct of its business requires such qualification except where the failure to be qualified, individually or in the aggregate, would not have a Material Adverse Effect. The Company has full corporate power and authority and has all licenses, permits and authorizations necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted, except where the failure to have such licenses, permits and authorizations would not, individually or collectively, have a Material Adverse Effect. The copies of the Articles of Incorporation and Bylaws furnished to SPLN pursuant to Section 2.1(g)(iii) reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. To the Company's knowledge, the minute books containing the records of meetings of the stockholders and board of directors, the stock certificate books and the stock record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its articles of incorporation or bylaws. Schedule 4.1 sets forth the names of all Subsidiaries and the jurisdictions where they are incorporated and such Subsidiaries are the only Subsidiaries of the Company and are the only entities in which the Company or any of its Subsidiaries has an equity investment. The Company owns no stock or equity interest in any other entity. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has full corporate power and authority necessary to own its properties and to carry on its businesses as now being conducted and as presently proposed to be conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business requires such qualification except where the failure to be so qualified, individually or collectively, would not have a Material Adverse Effect.

         4.2 Authorization of Transactions. The Company has full corporate power and authority to execute and deliver this Agreement, the agreements and documents attached hereto

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as Exhibits and the other agreements and documents contemplated hereby. The
Board of Directors has duly approved this Agreement and has duly authorized the execution and delivery of this Agreement, the agreements and documents attached hereto as Exhibits and the other agreements and documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement, the agreements and documents attached hereto as Exhibits and the other agreements and documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. This Agreement, the agreements and documents attached hereto as Exhibits and the other agreements and documents contemplated hereby have been duly executed and delivered by the Company and constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except (i) as limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect of relating to or affecting the rights and remedies of creditors, and (ii) as limited by the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law.

         4.3 Capitalization.

                  (a) The authorized, issued and outstanding capital stock of the Company is as set forth on Schedule 4.3(a) attached hereto. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights. Other than as contemplated by this Agreement, and as set forth on Schedule 4.3(a) attached hereto, there are no outstanding or authorized securities with profit participating features or profit interests, or options, warrants, rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock or any such securities or interests (collectively "Options") and Schedule 4.3(a) accurately sets forth the number of shares, exercise prices and expiration date of each Option. Other than as set forth in
Schedule 4.3(a) attached hereto, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any Options. Other than piggyback registration rights with regard to 5,683,468 shares of Common Stock, there are no other registration rights to register the securities of the Company.

                  (b) The authorized, issued and outstanding capital stock of each Subsidiary is as set forth on Schedule 4.1. All of the issued and outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. Other than as set

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forth on Schedule 4.1, there are no Options to which any Subsidiary is a party or which are binding upon any Subsidiary providing for the issuance, disposition or acquisition of any of its capital stock. Other than as set forth on Schedule 4.1, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any of the Subsidiaries. Other than as set forth on Schedule 4.1, there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of any of the Subsidiaries. Other as set forth on Schedule 4.1, no Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Stock. Other than, there are no registration rights to register the securities of any of the Subsidiaries.

         4.4 Absence of Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or result in a breach of any of the provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to terminate or to accelerate any obligation under, (e) result in the creation of any lien, security interest, charge or encumbrance upon the Common Stock or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the articles of incorporation or bylaws of the Company or any of the Subsidiaries or any material indenture, mortgage, lease, license, loan agreement or other agreement or instrument to which the Company or any of the Subsidiaries is bound or affected, or any law, statute, rule or regulation or any judgment, order or decree to which the Company or any of the Subsidiaries is subject except for those with which the failure to comply, individually or collectively, would not have a Material Adverse Effect.

         4.5 Financial Statements. The Company has furnished SPLN with copies of its (a) unaudited consolidated balance sheet as of September 30, 1999 (the "Latest Balance Sheet") and the related consolidated statements of income and cash flow for the 6-month period ended September 30, 1999 and (b) audited balance sheets and statements of income and cash flow for the periods ended April 30, 1998 and March 31, 1999. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (the "Financial Statements") is accurate and complete in all material respects, is consistent with the Company's books and records (which, in turn, are accurate and complete in all material respects), presents fairly the Company's consolidated financial condition, consolidated results of operations and consolidated cash flows as of the dates and for the periods referred to therein, and has been prepared in accordance with GAAP consistently applied, subject in the case of unaudited financial statements to changes, which are immaterial in the aggregate, resulting from normal year-end adjustments and to the absence of footnote disclosure.

                  (a) The audited consolidated financial statements and related schedules and notes included in the SEC Documents comply in all material respects with requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder. The Financial Statements which are not audited comply in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder (assuming for such purposes that such requirements are applicable thereto).

         4.6 Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries have any obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted) except (a) obligations under contracts and commitments, (b) liabilities reflected on the Latest Balance Sheet and (c) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (which liabilities in the aggregate could not reasonably be expected to have a Material Adverse Effect).

         4.7 Absence of Material Adverse Change. Except as set forth on Schedule 4.7, since March 31, 1999, there has been no change or event resulting in or which could reasonably be expected to have a Material Adverse Effect, whether individually or collectively with any other change or event since such date.

         4.8 Absence of Certain Developments. Except as set forth on Schedule 4.8, since September 30, 1999, neither the Company nor any of the Subsidiaries has:

                  (a) issued, sold or transferred any notes, bonds or other debt securities or any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of the Company or any of the Subsidiaries;

                  (b) borrowed any amount or incurred or become subject to any liabilities, except liabilities incurred in the ordinary course of business;

                  (c) discharged or satisfied any lien or encumbrance or paid any obligation or liability, other than liabilities paid in the ordinary course of business, or prepaid any amount of indebtedness for borrowed money;

                  (d) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any portion of its properties or assets other than in the ordinary course of business;

                  (e) sold, leased, assigned or transferred any portion of its tangible assets or cancelled any debts or claims owing to or held by it in any such case without fair consideration;

                  (f) sold, assigned or transferred any Proprietary Rights or disclosed any proprietary confidential information to any Person, or granted any license or sublicense of any rights under or with respect to any Proprietary Rights;

                  (g) suffered any extraordinary losses or waived any single right of value which has a value in excess of $50,000 or any rights of value which have an aggregate value of $100,000 whether or not in the ordinary course of business or consistent with past custom and practice;

                  (h) suffered any theft, taking by power of eminent domain, damage, destruction or casualty loss in excess of $50,000 to its tangible assets, whether or not covered by insurance or suffered any substantial destruction of the Company's books and records;

                  (i) other than in the ordinary course of business, entered into, amended or terminated any material lease, license, contract, agreement or commitment, or taken any other action or entered into any other transaction, or changed any material business practice or manner of dealing with any customer, supplier, subcontractor, insider, sales representative, or other person or entity with whom the Company or any of the Subsidiaries engage in any business activity, or entered into any other transaction;

                  (j) entered into any employment contract or collective bargaining agreement, written or oral, or changed in any other material respect employment terms for, or made or granted any bonus or any wage, salary or compensation increase to any director or executive officer or, except in the ordinary course of business, to any other employee, agent or sales representative, group of employees or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

                  (k) incurred intercompany charges or conducted its cash management customs and practices (including the collection of receivables, inventory control and payment of payables) other than in the usual and ordinary course of business in accordance with past custom and practice;

                  (l) made any capital expenditures or commitments therefor that aggregate in excess of $100,000;

                  (m) made any loans or advances to, or guarantees for the benefit of, any Person that aggregate in excess of $100,000;

                  (n) delayed or postponed (beyond its normal custom and practice) the payment of accounts payable and other liabilities;

                  (o) made any charitable contributions or pledges in excess of $25,000; or

                  (p) changed or authorized any change in its articles of incorporation or bylaws.

         4.9 Title to Properties. The buildings, machinery, equipment, vehicles and other tangible assets of the Company and the Subsidiaries are in good operating condition and repair and are usable in the ordinary course of business, reasonable wear and tear excepted. The Company and the Subsidiaries own or lease under valid leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of their business or used in the conduct of their business. Except as set forth on Schedule 4.9, none of the assets of the Company or any of its Subsidiaries, including, without limitation, any assets constituting

Intangible Rights (as defined below), are subject to any mortgage, lien, pledge, hypothecation or other security interest or encumbrance.

         4.10 Tax Matters. Each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file on or before the date hereof other than those returns which if not filed would not, individually or in the aggregate, have a Material Adverse Effect. All such Tax Returns were correct and complete in all material respects. As of the time of filing, all Taxes owed by any of the Company and its Subsidiaries (whether or not shown on any Tax Return), with respect to the taxable periods ending on or before the Closing Date, have been paid, except where the failure to withhold, pay or deposit (individually or collectively) would not have a Material Adverse Effect and except with respect to taxes which are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established on the Company's books and which disputes have been disclosed to SPLN in writing. None of the Company and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim in writing has been received by the Company from an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company or any of the Subsidiaries that arose, other than for current taxes not yet due and payable in connection with any failure (or alleged failure) to pay any Tax. Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

         4.11 Litigation; Proceedings. Except as set forth on Schedule 4.11, there are no actions, suits, proceedings, orders or investigations pending or, to the Company's knowledge, threatened against the Company or the Subsidiaries at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which, individually or collectively, if determined adversely to the Company and its Subsidiaries would have a Material Adverse Effect, and there is no basis for any of the foregoing.

         4.12 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or the Subsidiaries.

         4.13 Governmental Licenses and Permits.

                  (a) The Company and its Subsidiaries hold all permits, licenses, certificates of occupancy, franchises, certificates, approvals and other authorizations of foreign, federal, state and local governments or other similar rights (collectively, the "Licenses") necessary in and for the conduct of their respective businesses, and such Licenses are in full force and effect except where the failure to hold such License or for such License to be valid and in full force and effect, would not have a Material Adverse Effect and would not adversely effect any contracts or arrangements of the Company. The Company has duly performed in all respects all of its obligations under, and is in full compliance with, the Licenses, except for the failure of which would not have a Material Adverse Effect and would not adversely effect any contracts or arrangements of the Company. There is not now pending or, to the Company's knowledge, threatened any litigation, proceeding or investigation which reasonably might result in a termination of any of the Licenses except for litigation, proceedings or investigations which would not individually or in the aggregate have a Material Adverse Effect and would not adversely effect any contracts or arrangements of the Company.

                  (b) No event has occurred and no agreement has been entered into by the Company, which now, or after notice or lapse of time or both, might reasonably be expected to cause or permit cancellation, revocation or termination of the Licenses, or would result in any actions, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, and there is no pending or threatened action or matters that would suggest that any of the Licenses could reasonably be expected not to be renewed in the ordinary course.

                  (c) There is not pending any application, petition, objection or other pleading which questions the validity of or contests any of the Licenses except for those that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (d) The consummation of the transactions contemplated by this Agreement will not cause any forfeiture or impairment of the Licenses except for those that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         4.14 Insurance. The insurance coverage of the Company and the Subsidiaries is adequate and is customary for corporations of similar size engaged in similar lines of business. Attached hereto as Schedule 4.14 are directors' and officers' liability insurance polices which policies are in full force and effect and the premiums of which have been fully paid. There are no claims currently pending against such policies nor is the Company aware of any facts which would give rise to any such claim. The Company has not received any notice of cancellation of such polices nor does the Company have any reason to believe that such policies will be the subject of a refusal to renew by the carriers under such policies.

         4.15 Affiliate Transactions. Except as disclosed in any SEC Document, the Company and its Subsidiaries have not entered into any transaction or series of transactions with any stockholder, director, officer, employee or Affiliate of the Company which would require disclosure pursuant to Rule 404 of Regulation S-K under the Securities Act.

         4.16 Compliance With Laws. The Company, the Subsidiaries and their officers, directors, agents and employees have complied with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof (including, without limitation, the Securities Act and the Exchange Act) which affect the business, business practices (including, but not limited to, any of the Company's and the Subsidiaries' marketing, sales and distribution of its products and services), the business operations or any leased properties of any of the Company and the Subsidiaries and to which the Company and the Subsidiaries may be subject, and, to the Company's knowledge, no claims have been filed against any of the Company and its Subsidiaries alleging a violation of any such laws or regulations except for those the failure to comply with would not, individually or in the aggregate, have a Material Adverse Effect.

         4.17 Governmental Consent, Etc. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority or any other party or person is required to be obtained by the Company in connection with its execution, delivery and performance of this Agreement, other agreements or the consummation of any other transactions contemplated hereby except for those which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         4.18 Disclosure. As of its filing date, each SEC Document filed, and each SEC Document that was filed by the Company pursuant to the Securities Act and/or the Exchange Act (i) complied in all material respects with the applicable requirements of the Securities Act and/or Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each final registration statement filed with the SEC by the Company pursuant to the Securities Act, as of the date such statement or amendment became effective (i) complied in all material respects with the applicable requirements of the Securities Act and (ii) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in light of the circumstances under which they were made).

         4.19 Exemption From Registration; Restrictions on Offer and Sale of Same or Similar Securities. Assuming the representations and warranties of SPLN set forth in Article V hereof are true and correct in all material respects, the offer and sale of the Securities made pursuant to this Agreement will be exempt from the registration requirements of the Securities Act. Neither the Company nor any Person acting on its behalf has, in connection with the offering of the Securities, engaged in (A) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Securities Act), (B) any action involving a public offering within the meaning of Section 4(2) of the Securities Act, or (C) any action that would require the registration under the Securities Act of the offering and sale of the Securities pursuant to this Agreement or that would violate applicable state securities or "blue sky" laws. The Company has not made and will not prior to the Closing make, directly or indirectly, any offer or sale of the Securities or of securities of the same or a similar class as the Securities if as a result the offer and sale of the Securities contemplated hereby could fail to be entitled to exemption from the registration requirements of the Securities Act. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(c) of the Securities Act.

         4.20 Authority Relative to this Agreement. The Board of Directors of the Company has approved this Agreement and the transactions contemplated thereby, and such approval is sufficient to render inapplicable to this Agreement and the transactions contemplated thereby the provisions of Sections 607.0901 and 607.0902 of the Florida Business Corporation Act.

         4.21 Intangible Rights. The Company owns or has the valid right to use any and all Proprietary Rights that are necessary or customarily used by the Company for the ownership, management or operation of its business as presently conducted or as presently contemplated to be conducted ("Intangible Rights"). There have been no claims made against the Company and the Company has not received any notices asserting the invalidity, abuse, misuse, or unenforceability of any of the Intangible Rights and no grounds for any such claims exist.


                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF SPLN

         As a material inducement to the Company to enter into this Agreement, SPLN hereby represents and warrants to the Company that:

         5.1 Organization and Power. SPLN is a corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

         5.2 Authorization. The execution, delivery and performance of this Agreement by SPLN and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of SPLN, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes a valid and binding obligation of SPLN, enforceable against SPLN in accordance with its terms.

         5.3 No Violation. SPLN is not subject to or obligated under its certificate of incorporation, its bylaws, any applicable law, or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement.

         5.4 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by SPLN.

         5.5 Investment Representations. SPLN represents that it is an "Accredited Investor" within the meaning of the Securities Act. SPLN understands that the Securities constitute "Restricted Securities" within the meaning of Rule 144 under the Securities Act. SPLN hereby represents that it is acquiring the restricted securities purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities Laws; PROVIDED that nothing contained herein shall prevent SPLN and subsequent holders of restricted securities from transferring such securities in compliance with the provisions of Section 9.7. SPLN understands that the restricted securities are being offered and sold in reliance on exemptions from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of SPLN's representations, warranties, agreements, acknowledgments and understandings set forth herein to determine its suitability to acquire the restricted securities. Each instrument or certificate for restricted securities shall be imprinted with a legend in substantially the following form:

                                   ARTICLE VI
                                   DEFINITIONS

         "Affiliate" means with respect to any Person, any other Person (i) directly or indirectly controlling or controlled by or under direct or indirect control with such specified Person, (ii) related by blood or marriage to any such specified Person or any Affiliate of such specified Person, (iii) controlled by any Person described in clause (ii) foregoing or (iv) in the case of any limited liability company, each member.

         "Affiliated Group" shall mean an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign Tax law) of which any of the Company or the Subsidiaries is or has been a member.

         "Audit" means any audit, assessment of Taxes, or other examination by any taxing authority, proceedings, or appeal of such proceedings relating to Taxes.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Fair Market Value" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed or as reported on the NASDAQ National Market, or, if there has been no sales on any such exchange or reported on the NASDAQ National Market on any day, the average of the highest bid and lowest asked prices on all such exchanges or reported at the end of such day, or, if on any day such security is not so listed or included in the NASDAQ National Market, the average of the representative bid and asked prices quoted in the NASDAQ Stock Market as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ Stock Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Fair Market Value" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ National Market, the NASDAQ Stock Market or the over-the-counter market, the

"Fair Market Value" shall be determined in good faith by the Board of Directors of the Company and such determination shall be delivered in writing to SPLN. In the event that SPLN disputes such determination of Fair Market Value, SPLN shall so inform the Company in writing within 10 days after receipt of the Company's determination and the Company and SPLN shall negotiate in good faith to determine a mutually acceptable Fair Market Value. If such parties are unable to reach agreement within 30 days after SPLN has given the Company written notice of its dispute, the Fair Market Value of such security shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Company and SPLN. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Company.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Material Adverse Effect" means (i) a material adverse change in the assets, earnings, financial condition, operating results, customer, supplier, employee or sales representative relations or business prospects of the Company and the Subsidiaries taken as a whole, (ii) material casualty loss, destruction or damage to the assets or properties of the Company and the Subsidiaries taken as a whole, whether or not covered by insurance or (iii) any action or proceeding before any court or government body wherein an unfavorable judgment, decree, injunction or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, or might adversely affect the right of the Purchasers to purchase, own or control the Securities.

         "Officer's Certificate" of any Person means a certificate signed by the chief executive officer, vice president, secretary or Chief Financial Officer of such Person stating that (i) the officer signing such certificate has made or has caused to be made such investigations as are necessary in order to permit such person to verify the accuracy of the information set forth in such certificate, and (ii) to the best of such officer's knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

         "Person" means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Proprietary Rights" means all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial business and marketing plans, customer and supplier lists and related information and all other proprietary rights.

         "Registrable Securities" means (i) the Shares (ii) the Underlying Common Stock and (iii) any shares of capital stock of the Company issued or issuable with respect to the securities referred to in clause (i) or (ii) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been (x) distributed to the public pursuant to an offering registration under the Securities Act or sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act unless such securities are held at such time by a holder of other Registrable Securities or (y) repurchased by the Company or any Subsidiary. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

         "SEC" means the United States Securities and Exchange Commission and any successor to the functions thereof.

         "SEC Documents" means all documents (including any annual reports) filed by the Company with the SEC (including all exhibits and schedules thereto and documents incorporated by reference therein) but shall not include any portion of any document which is not deemed to be filed under applicable SEC rules and regulations.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Shares" means the 4,098,742 shares of Common Stock issued to SPLN pursuant to the Promotion Agreement of even date herewith between the Company and SPLN.

         "Stock" of any Person means any shares, equity or profits interests, participations or other equivalents (however designated) of capital stock, whether voting or nonvoting, including any securities with profit participation features, and any rights, warrants, options or other securities convertible into or exercisable or exchangeable for any such shares, equity or profits interests, participations or other equivalents, or such other securities, directly or indirectly (or any equivalent ownership interests, in the case of a Person which is not a corporation).

         "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other

Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

         "Tax" or "Taxes" shall mean any federal, state, local or foreign income, estimated, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including without limitation taxes under Section 59A of the Code), customs duties, capital stock, franchise, employees' income withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

         "Tax Returns" shall mean returns, declarations, reports, claims for refund and information returns or statements relating to Taxes, including any schedules or attachments thereto.

         "Underlying Common Stock" means (i) the Common Stock issued or issuable upon conversion of the Note or exercise of the Warrant, and (ii) any Common Stock issued or issuable with respect to the securities referred to above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. Any Person who holds the Note or Warrant shall be deemed to be the holder of the Underlying Common Stock obtainable upon exercise of such Note or Warrant. As to any particular shares of Underlying Common Stock, such shares shall cease to be Underlying Common Stock when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force).


                                   ARTICLE VII
                                  VOTING RIGHTS

         7.1 Voting. From and after the Closing and until the provisions of this
Article VII cease to be effective, the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that, subject to the remainder of this Article VII:

                  (a) the authorized number of directors on the Board of Directors of the Company shall be established at seven directors;

                  (b) two representatives will be designated by SPLN (the "Investor Directors"), who shall initially be Mark Mariani and Andrew Sturner; The Company will include in each proxy statement pursuant to which the members of the Board of Directors are to be elected such designees and recommend to the shareholders the election of such designees. In the event that the shareholders of the Company fail to elect or reelect an Investor Director, the Company shall create, to the extent necessary, a vacancy on the Board of Directors and elect such Investor Director to fill such vacancy;

                  (c) subject to clause (d) below, the composition of the board of directors of each of the Company's Subsidiaries (a "Sub Board") shall be the same as that of the Board;

                  (d) any committees of the Board or a Sub Board shall be created and the composition thereof determined only upon a Super Majority Board Vote;

                  (e) the removal from the Board or a Sub Board (with or without cause) of any representative designated by SPLN shall be at the written request of SPLN, but only upon such written request and under no other circumstances and the Company shall take no actions to cause or encourage the removal of an Investor Director, whether by shareholder vote or otherwise; and

                  (f) in the event that any representative designated by SPLN ceases to serve as a member of the Board or a Sub Board during his or her term of office, the resulting vacancy on the Board or the Sub Board shall be filled by a representative designated by SPLN as provided hereunder.

                  (g) The Company shall pay the reasonable out-of-pocket expenses incurred by each Investor Director in connection with attending the meetings of the Board, any Sub Board and any committee thereof. Each Investor Director shall be paid the same compensation paid to other non-employee directors. So long as any Investor Director serves on the Board and for three years thereafter, the Company shall obtain and maintain directors and officers indemnity insurance in an amount and scope of coverage not less than that in effect on the date hereof and the Company's articles of incorporation and bylaws shall provide for indemnification and exculpation of directors to the fullest extent permitted under applicable law. The Company shall give SPLN prompt notice of the Company's receipt of any notice of cancellation, termination, non-renewal or modification of any such policy, nor shall the Company agree to any modification of any such policy unless SPLN shall consent.


                                  ARTICLE VIII
                               REGISTRATION RIGHTS

         8.1 Demand Registrations.

                  (a) Requests for Registration. Subject to Sections 8.1(b) and
(c) below, (i) at any time and from time to time, SPLN may request registration, whether underwritten or otherwise, under the Securities Act of all or any portion of the Registrable Securities which SPLN requests to be so registered on Form S-1 or any similar long-form registration ("Long-Form Registrations") or on Form S-2 or S-3 or any similar short-form registration ("Short-Form Registrations") if available to the Company which Short Form Registrations may be for continuous offerings pursuant to Rule 415 under the Securities Act. Each request for a Long-Form Registration or Short-Form Registration shall specify the approximate number of Registrable Securities requested to be registered and the anticipated per share price range for such offering. Within 10 days after receipt of any such request for a Long-Form Registration or Short-Form Registration, the Company will give written notice of such requested registration to all other holders of Registrable Securities and will include (subject to the provisions of this Agreement) in such registration, all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 20 days after the receipt of the Company's notice. All registrations requested pursuant to in this Section 8.1(a) are referred to herein as "Demand Registrations".

                  (b) Long-Form Registrations. SPLN will be entitled to request up to two (2) Long-Form Registrations. A registration will not count as the second and final Long-Form Registration until it has become effective and unless SPLN is able to register and sell at least 90% of the Registrable Securities requested to be included in such registration within a price range reasonably acceptable to SPLN.

                  (c) Short-Form Registrations. SPLN will be entitled to request up to one (1) Short-Form Registration per year. Demand Registrations will be Short-Form Registrations whenever the Company is permitted to use any applicable short form.

          In addition, SPLN will be entitled to an unlimited number of Long-Form Registration and Short-Form Registrations at the expense of SPLN; provided, however, that the Company shall in no event be requested to effect more than two registrations pursuant to this agreement in any 12 month period.

                  (d) Priority on Demand Registrations. The Company will not include in any Long-Form Registration or Short-Form Registration any securities which are not Registrable Securities without the prior written consent of the holders of a majority of the Registrable Securities included in such registration, except that shares of Common Stock may be included as required pursuant to Existing Registration Rights (as defined below) so long as the number of such securities so included, when combined with the number of Registrable Securities proposed to be included therein, does not exceed the number which, in the reasonable judgment of the managing underwriter thereof, can be sold at the price and on the terms substantially as proposed by the holders of a majority of the Registrable Securities requested to be included therein. For purposes hereof, "Existing Registration Rights" means rights in effect on the Closing Date, set forth in the agreements listed on Schedule 4.3(a) or 4.3(b) attached hereto and held on the Closing Date (x) by stockholders of the Company, to cause the Company to register shares of

Common Stock held by such holders on the Closing Date, and (y) by other Persons, to cause the Company to register shares of Common Stock issuable to such Persons under, and subject to the then existing terms of, options, warrants or other rights held by such Persons on the Closing Date. If a Long-Form Registration or a Short-Form Registration is an underwritten offering and the managing underwriter(s) advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering, exceeds the number of Registrable Securities and other securities, if any, which can be sold therein without adversely affecting the marketability of the offering then, subject to the first sentence of this paragraph, the Company will include in such registration (i) first, the number of Registrable Securities requested to be included in such registration pro rata, if necessary, among the holders of Registrable Securities based on the number of shares of Registrable Securities owned by each such holder and (ii) second, other securities of the Company requested to be included in such registration pursuant to Existing Registration Rights pro rata, if necessary, on the basis of the number of shares of such other securities owned by each such holder.

                  (e) Restrictions on Demand Registrations. The Company will not be obligated to effect any Demand Registration within six months after the effective date of a previous Demand Registration. The Company may postpone for no more than 90 days in each 360-day period, the filing or the effectiveness of a registration statement for a Demand Registration if the Board of Directors of the Company, acting in good faith, determines that such Demand Registration might reasonably be expected to have a material and adverse effect on any proposal or plan to engage in any acquisition or disposal of stock or assets or any merger, consolidation, tender offer or similar transaction; provided, that in such event, the holders of Registrable Securities requesting such Demand Registration will be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration will not count as a Demand Registration.

                  (f) Selection of Underwriters. In the case of a Demand Registration for an underwritten offering, SPLN and the Company shall mutually select the investment banker(s) and manager(s) to administer the offering.

                  (g) 415 Registrations.

                           (i) After the Company receives a written notice of a request for a Short Form Registration pursuant to Rule 415 under the Securities Act (a "415 Registration"), the Company shall file with the SEC a registration statement under the Securities Act for the 415 Registration. The Company shall use its best efforts to cause the 415 Registration to be declared effective under the Securities Act as soon as practicable after filing and, once effective, the Company shall (subject to the provisions of clause (ii) below) cause such 415 Registration to remain effective for such time period as is specified in such request, but for no time period longer than the period ending on the earlier of (x) the third anniversary of the date of filing of the 415 Registration or (y) the date on which all Registrable Securities have been sold pursuant to the 415 Registration or (iii) the date as of which there are no longer any Registrable Securities in existence.

                           (ii) If SPLN notifies the Company in writing that it intends to effect the sale of all or substantially all of the Registrable Securities held by it pursuant to a single integrated offering pursuant to a then effective registration statement for a 415 Registration (a "Takedown"), the Company and SPLN shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for its equity securities, during the 90-day period beginning on the date such notice of a Takedown is received.

                           (iii) SPLN shall have the right to retain and select an investment banker and manager to administer the 415 Registration and any Takedown pursuant thereto, subject to the Company's approval which will not be unreasonably withheld.

         8.2 Piggyback Registration. If, after the date of this Agreement, the Company determines to register any Registrable Securities under the Securities Act for sale to the public, whether for its own account or for the account of any security holder or both (except with respect to registration statements on Form S-8 or its then equivalent, or in connection with a Rule 145 transaction on Form S-4 or its equivalent, or another form not available for registering the Registrable Securities for sale to the public), each such time it will give prompt written notice to SPLN of its intention so to do and of the proposed method of distribution of such securities. Upon the written request of SPLN, received by the Company within twenty (20) days after the giving of any such notice by the Company, to include in the registration any Registrable Securities, the Company will use commercially reasonable efforts to cause the Registrable Securities as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent and under the conditions such registration is permitted under the Securities Act. In the event that any registration pursuant to this Section 8.2 shall be, in whole or in part, an underwritten public offering of Common Stock, the number of shares of Registrable Securities to be included in such an underwriting may be reduced (pro rata among the requesting holders based upon the number of shares of Registrable Securities owned by such holders) if and to the extent that the managing underwriter shall be of the opinion that the inclusion of some or all of the Registrable Securities would adversely affect the marketing of the securities to be sold by the Company therein. Any such limitation shall be imposed in such manner so as to avoid any diminution in the number of shares the Company may register for sale by giving first priority for the shares to be registered for issuance and sale by the Company, by giving second priority for the shares to be registered for issuance and sale by SPLN, and by giving third priority for the shares to be registered for sale by any other holder of Registrable Securities (and other securities with pari passu registration rights). Notwithstanding the foregoing provisions, the Company may, in its sole discretion, terminate or withdraw any registration statement referred to in this
Section 8.2 without thereby incurring any liability to SPLN.

         8.3 Registration Procedures. If and whenever the Company is required by the provisions of Section 8.1 or 8.2 to effect the registration of any Registrable Securities under the Securities Act, the Company will, at its cost and expense (including without limitation, payment of the costs and expenses described in Section 8.4), as expeditiously as reasonably practicable:

                  (a) prepare and file with the Commission a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as hereinafter provided);

                  (b) prepare and file as expeditiously as reasonably practicable and in any event within ninety (90) days with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified in Section 8.3(a) above and comply with the provisions of the Securities Act with respect to the disposition the Registrable Securities covered by such registration statement in accordance with the sellers' intended method of disposition set forth in such registration statement for such period;

                  (c) furnish to SPLN such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as SPLN may request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such registration statement;

                  (d) use all reasonable efforts to register or qualify the Registrable Securities covered by such registration statement under the securities or "blue sky" laws of such jurisdictions as SPLN shall request;

                  (e) use all reasonable efforts to list the Registrable Securities covered by such registration statement with NASDAQ or any securities exchange on which the Common Stock of the Company is then listed;

                  (f) immediately notify SPLN at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and

                  (g) notify SPLN under such registration statement of (i) the effectiveness of such registration statement, (ii) the filing of any post-effective amendments to such registration statement, or (iii) the filing of a supplement to such registration statement.

                  (h) cause to be furnished to SPLN an opinion of counsel reasonably acceptable to SPLN covering such matters as are customarily covered in opinions of counsel to underwriters with respect to comparable issuers and a "cold comfort" letter of the Company's independent auditors with respect to the Company's financial statements included in such registration statement and other financial data set forth therein.

         For purposes of Section 8.3(a) and 8.3(b), the period of distribution in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution in any other registration shall be deemed to extend until the earlier of the sale of all securities covered thereby and one hundred eighty (180) days after the effective date thereof, with reasonable extensions to be granted for suspensions thereof.

         In connection with and as a condition to each registration hereunder, SPLN shall (a) provide such information and execute such documents as may reasonably be required in connection with such registration, (b) agree to sell securities on the basis provided in any underwriting arrangements, and (c) complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required or requested under the terms of such underwriting arrangements.

         In connection with each registration pursuant to Section 8.1 or 8.2, covering an underwritten public offering, the Company and SPLN agree to enter into a written agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between such underwriter and companies of the Company's size and investment stature.

         8.4 Expenses. All expenses incurred by the Company in complying with Sections 8.1 or 8.2, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or "blue sky" laws, transfer taxes, fees of transfer agents and registrars, and the fees and disbursements counsel for the Company will be paid by the Company. In addition, the Company shall pay the fees and expenses of counsel to SPLN in connection with any registration and sale hereunder.

         8.5 Indemnification and Contribution.

                  (a) In the event of a registration of any of the Registrable Securities under the Securities Act pursuant to Section 8.1 or 8.2, the Company will indemnify and hold SPLN harmless from and against any losses, claims, damages or liabilities, to which SPLN may become subject under the Securities Act or under any other statute or at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or any violations of applicable law relating to such registration, and will pay the legal fees and other expenses of SPLN in connection with investigating or defending any action whether or not resulting in any liability insofar as such loss, claim, damage, liability or action results from the foregoing.

                  (b) In the event of a registration of any of the Registrable Securities under the Securities Act pursuant to Section 8.1 or 8.2, SPLN will indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Registrable Securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, however, that SPLN will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information furnished in writing to the Company by SPLN specifically for use in such registration statement or prospectus, and provided, further, however, that the liability of SPLN hereunder shall be limited to the amount of net proceeds received by SPLN in connection with such registration.

                  (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability that it may have to such indemnified party under this Section 8.5 except and only to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 8.5 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded (based on the advice of counsel) that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel as required by the local rules of such jurisdiction) at any time for all such indemnified parties.

                  (d) No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding.

         8.6 Damages. The Company recognizes and agrees that SPLN will suffer irreparable harm and will not have an adequate remedy at law if the Company fails to comply with any provision of this Article VIII, and the Company expressly agrees that, in the event of such failure, SPLN shall be entitled to seek specific performance of any and all provisions hereof and may seek to enjoin the Company from continuing to commit any further breach of this Article VIII.


                                   ARTICLE IX
                              ADDITIONAL AGREEMENTS

         9.1 Survival. Notwithstanding any examination made for or on behalf of SPLN, the knowledge of any of its officers, directors, stockholders, employees or agents, or the acceptance of any certificate or opinion, all representations and warranties, set forth in this Agreement or in any writing delivered in connection with this Agreement shall survive the Closing for a period of two years after the date hereof and, shall be fully effective and enforceable during such period.

         9.2 Indemnification.

                  (a) The Company agrees to indemnify and hold harmless SPLN, including each of its Affiliates, directors, officers, agents and employees thereof (SPLN and each such other Person, a "SPLN Indemnified Party") from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively "Liabilities"), and will reimburse each SPLN Indemnified Party for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, "Expenses") as they are incurred in investigating, preparing or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation or arbitration and whether or not any SPLN Indemnified Party is a party thereto (collectively, "Actions"), arising out of
(i) any breach of any of the representations or warranties made by the Company in this Agreement or any of the agreements or certificates, documents or other writings delivered pursuant hereto, (ii) any breach or violation of or failure to fully perform any covenant, agreement or obligation of the Company in this Agreement or any of the agreements delivered pursuant hereto, or (iii) any Action by any third party arising out of or in connection with a breach or violation described in clauses (i) and (ii) above. If multiple claims are brought against an Indemnified Party (including in an arbitration), with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for.

                  (b) SPLN agrees to indemnify and hold harmless the Company, including each of its Affiliates, directors, officers, agents and employees thereof (the Company and each such other Person, a "Company Indemnified Party") from and against any Liabilities, and will reimburse each Company Indemnified Party for all Expenses as they are incurred in investigating, preparing, or defending any Actions and whether or not any Company Indemnified Party is a party thereto, arising out of (i) any breach of any of the representations or warranties made by SPLN in this Agreement or any of the agreements or certificates, documents or other writings delivered pursuant hereto, (ii) any breach or violation of or failure to fully perform any covenant, agreement or obligation of SPLN in this Agreement or any of the agreements delivered pursuant hereto, or (iii) any Action by any third party arising out of or in connection with a breach or violation described in clauses (i) and (ii) above. If multiple claims are brought against a Company Indemnified Party (including in an arbitration), with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, SPLN agrees that any award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for.

                  (c) The liability of each of the Company and SPLN under this
Section 9.2 shall in no event exceed $10,000,000 and neither party shall have any liability for indemnification until the cumulative and aggregate amount of the damages suffered by the party seeking indemnification exceeds fifty thousand dollars ($50,000) (the "Indemnification Threshold"), and then only for the amount by which such damages exceed the Indemnification Threshold.

         9.3 Indemnification Procedure. If an Indemnified Party seeks indemnification pursuant to Section 9.2, such party shall give prompt written notice to the party from whom indemnification is sought (the "Indemnifying Party") of the facts and circumstances giving rise to the claim. Any Indemnified Party asserting a right of indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person, firm, governmental authority or corporation against the Indemnified Party (a "Third Party Claim") shall notify the Indemnifying Party in writing of the Third Party Claim. As part of such notice, the Indemnified Party shall furnish the Indemnifying Party with copies of any pleadings, correspondence or other documents relating thereto that are in the Indemnified Party's possession. The Indemnified Party's failure to notify the Indemnifying Party of any such claim shall not release the Indemnifying Party, in whole or in part, from its obligations under Section 9.2 except to the extent that the Indemnified Party's ability to defend against such claim is actually materially prejudiced thereby. The Indemnifying Party shall have the right to elect to assume and control the defense of any such Third party Claims so long as (i) the counsel employed by the Indemnifying Party is reasonably satisfactory to the Indemnified Party, (ii) before undertaking such defense the Indemnifying Party acknowledges in writing that the Indemnifying Party will be solely responsible for all Liabilities and Expenses arising from such Third Party Claim, and (iii) the Indemnified Party is reasonably satisfied that the Indemnifying Party will have financial resources, or valid insurance, available to satisfy such Liabilities. If the Indemnifying Party elects to assume and control the defense of the Third Party Claim, the Indemnified Party shall have the right to employ counsel separate from counsel employed by such Indemnifying Party in any such action and to participate in the defense thereof. The fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by such Indemnifying Party in writing, (ii) the Indemnifying Party has failed to promptly assume the defense and employ counsel or the Indemnifying Party or its counsel has failed to provide an adequate defense to such claim in a timely manner or (iii) the Indemnifying Party is a party to such claim and the Indemnified Party has been advised by counsel that there are additional or separate defenses, or there is otherwise a conflict of interest, between the Indemnified Party and the Indemnifying Party. In any such case the fees and expenses of the Indemnified Party's counsel shall be paid by the Indemnifying Party, provided that the Indemnifying Party shall not in such event be responsible hereunder for the fees and expenses of more than one firm or separate counsel in connection with any such action in the same jurisdiction, in addition to any local counsel. The Indemnifying Party shall not be liable for any settlement of any claims effected without its written consent (which shall not be unreasonably withheld). In addition, the Indemnifying Party will not, without prior written consent of SPLN, settle, compromise or consent to the entry of any judgment or otherwise seek to terminate any pending or threatened claims in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Party from all liabilities arising out of such claim.

         9.4 Press Releases and Announcements. Except as may be required by law, the Company will not disclose the transactions contemplated hereby, including by making any press release related to this Agreement or the transactions contemplated herein, or other announcement to the employees, customers or suppliers of the Company and the Subsidiaries, without the prior written approval of SPLN. In any event, the Company shall make a good faith effort to consult with SPLN prior to making any such disclosure.

         9.5 Further Transfers. The Company (at its own expense) will execute and deliver such further instruments of conveyance and transfer and take such additional action as SPLN may request to effect, consummate, confirm or evidence the transfer to SPLN of the Securities and any other transactions contemplated hereby. The Company will execute such documents as may be necessary to assist SPLN in preserving or perfecting its rights in the Securities and will also do such acts as are necessary to perform its representations, warranties and agreements herein, including by, after the Closing, making all registrations, filings and applications, giving all notices and obtaining all governmental (including, without limitation, FCC), third party or other consents, transfers, approvals, orders, qualifications and waivers desirable for the consummation of the transactions contemplated hereby which, for any reason, had not been made, given or obtained prior to the Closing.

         9.6 Specific Performance. The Company acknowledges that the business of the Company and the Subsidiaries and the Securities are unique and recognize and affirm that in the event of a breach of this Agreement by the Company, money damages may be inadequate and SPLN may have no adequate remedy at law. Accordingly, the Company agrees that SPLN shall have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to enforce its rights and the Company's obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

         9.7 Transfer of Securities.

                  (a) General Provisions. The Securities are transferable only pursuant to (i) public offerings registered under the Securities Act, (ii) Rule 144 or Rule 144A of the Securities Act (or any similar rule or rules then in force) if such rule is available or (iii) subject to the conditions specified in
Section 9.8 below, any other legally available means of transfer.

                  (b) Opinion Delivery. In connection with the transfer of any Securities (other than a transfer described in subsection 9.7(a)(i) or (ii) above and other than a transfer to an Affiliate of SPLN), SPLN shall deliver written notice to the Company describing in reasonable detail the transfer or proposed transfer, together with an opinion, in form and substance reasonably satisfactory to the Company and its counsel to the effect that such transfer of Securities may be effected without registration of such Securities under the Securities Act. In addition, if SPLN delivers to the Company an opinion of counsel that, in form and substance reasonably satisfactory to the Company and its counsel, no subsequent transfer of such Securities shall require registration under the Securities Act, the Company shall promptly upon such contemplated transfer deliver new certificates for such Securities which do not bear the Securities Act legend set forth in Section 9.8. If the Company is not required to deliver new certificates for such Securities not bearing such legend, SPLN shall not transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Section and Section 9.8.

                  (c) Rule 144A. Upon the request of SPLN, the Company shall promptly supply to SPLN or its prospective transferees all information regarding the Company required to be delivered in connection with a transfer pursuant to Rule 144A of the Securities Act.

                  (d) Removal of Legend. If any Securities are eligible for sale pursuant to Rule 144(k), the Company shall, upon the request of the holder of such Securities, remove the legend set forth in Section 9.8 from the certificates for such Securities.

         9.8 Legend. All certificates representing the Securities shall have conspicuously endorsed thereon a legend substantially as follows:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON DECEMBER 21, 1999, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE SECURITIES PURCHASE AGREEMENT, DATED AS OF DECEMBER 21, 1999, BETWEEN THE ISSUER (THE "COMPANY") AND SPORTSLINE.COM, INC., AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE."


                                    ARTICLE X
                                  MISCELLANEOUS

         10.1 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided that, subject to the last sentence of Section 2.1 and the last sentence of Section 2.2, any such amendment or waiver will be binding upon a party only if such amendment or waiver is set forth in a writing executed by each of the Company and SPLN. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

         10.2 Notices. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered, three days after being mailed by first class mail, return receipt requested, or delivered by express courier service or telecopied (subject to receipt of written confirmation). Notices, demands and communications to the Company and SPLN will, unless another address is specified in writing, be sent to the address indicated below:

                  Notices To The Company:

                  Internet Sports Network, Inc.
                  225 Richmond Street West, Suite 403
                  Toronto, Ontario, Canada M5V1W2
                  Attention:  President
                  Telephone (416) 599-8800
                  Telecopy: (416) 599-8228

                  With a Copy to:

                  Stikeman, Elliot
                  199 Bay Street
                  Suite 5300, Commerce Court West
                  Toronto, Ontario, Canada M5L 1B9
                  Attention: Curtis Cusinato
                  Telephone: (416) 869-5221
                  Telecopy: (416) 947-0866

                  Notices to SPLN:

                  SportsLine.com, Inc.
                  6340 NW 5th Way
                  Ft. Lauderdale, Florida 33309
                  Attention:  President
                  Telephone: (954) 351-2120
                  Telecopy:  (954) 351-9175

                  With a Copy to:

                  Greenberg Traurig, P.A.
                  1221 Brickell Avenue, Suite 2200
                  Miami, Florida 33131
                  Attention: Kenneth C. Hoffman, Esq.
                  Telephone: (305) 579-0809
                  Telecopy: (305) 579-0717

         10.3 Binding Agreement; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party provided that SPLN may freely assign this Agreement to an Affiliate or, the benefits of Article VIII to any other transferee of Registrable Securities.

         10.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

         10.5 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person.

         10.6 Headings; Interpretation. The headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement. Whenever the term "including" is used in this Agreement (whether or not that term is followed by the phrase "but not limited to" or "without limitation" or words of similar effect) in connection with a listing of one or more items or matters, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, such items or matters.

         10.7 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.

         10.9 Governing Law. This agreement and the exhibits and schedules hereto shall be governed by the internal law of the state of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the state of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Florida.

         10.10 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.


                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                            INTERNET SPORTS NETWORK, INC.



                                            By: /s/ Andrew DeFrancesco
                                            --------------------------------
                                            Name:  Andrew DeFrancesco
                                            Title: Chairman and CEO


                                            SPORTSLINE.COM, INC.


                                            By: /s/ Michael Levy
                                            --------------------------------
                                            Name:  Michael Levy
                                            Title: President